Exhibit 10.36

June 1, 2011

Ken Wilcox

c/o Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Dear Ken,

We are delighted you have agreed to continue your full-time employment with us, as you transition from your role as Chief Executive Officer of SVB Financial Group (“SVBFG”) and Silicon Valley Bank, into a new role that will expand upon our global business.

In your new role, you will have global obligations to Silicon Valley Bank and continue to serve as Chairman of Silicon Valley Bank’s Board of Directors. In addition to carrying out your duties and responsibilities as a director of Silicon Valley Bank, you will, among other things, expand and maintain Silicon Valley Bank’s global client relationships; facilitate cross-border business between Silicon Valley Bank and its global clients; implement Silicon Valley Bank’s long-term global strategy; provide guidance and support for Silicon Valley Bank’s global regulatory matters; and advise SVBFG on various U.S. and other global business matters. Moreover, you will continue to maintain your external banking-related affiliations, including your directorship on the Board of Directors of the Federal Reserve Bank of San Francisco.

Additionally, we are very pleased that you have agreed to relocate to China under a secondment arrangement to oversee our local operations and to lead our efforts to establish a joint venture bank. As you know, this is one of our most important growth initiatives. We believe China offers Silicon Valley Bank a very significant opportunity for long-term growth. At the same time, we all recognize that successfully establishing and running a joint venture, adapting our lending and business models to be effective in China and accretive to our broader platform, and navigating the regulatory landscape are not easy. For that reason, we are very gratified to know that you will be heading up our efforts during this critical phase, bringing your deep understanding of our business model and strategic objectives, your understanding of the regulatory landscape, and your skills at developing relationships and building a business to help make our joint venture a success.

The purpose of this letter is to confirm the terms and conditions relating to your continuing employment with Silicon Valley Bank, including your secondment to China.

Secondment

During the term of your secondment, you will continue to be employed by Silicon Valley Bank as a full-time at-will employee. The terms and conditions of your current employment with Silicon Valley Bank will remain applicable, including your at-will status, unless expressly modified by the contents of this letter.

During your secondment, you will be assigned to work for our Silicon Valley Bank Representative Office in Shanghai, a division of Silicon Valley Bank located in the Yangpu district of Shanghai (“SVB Representative Office”), located at Room 510C, No. 234 Songhu Road, Shanghai, PRC 200433 (or at such other office in or near Shanghai as determined by Silicon Valley Bank). Your responsibilities as a representative of our SVB Representative office will include, but are not limited to, focusing on Silicon Valley Bank’s operations in China and establishing our joint venture bank. You will continue to devote 100% of your business time to SVBFG and Silicon Valley Bank, spending an estimated amount equal to 50% of your working time, attention and energies to our development efforts in China. As described above, you will continue to have obligations relating to SVBFG and Silicon

Valley Bank’s U.S. and other global businesses, including service as Chairman of the Board of Directors of Silicon Valley Bank and continuing your services on the Board of Directors of the Federal Reserve Bank of San Francisco.

Your secondment is subject to your obtaining any required passport, visa, resident and/or work permits and any related documents, as well as compliance with any required medical or government clearances.

At the end of your secondment (or if your secondment is earlier terminated), the terms contained in this letter will cease to have effect. In the event that this secondment is followed by another secondment or other arrangement, whether with the SVB Representative Office or another entity, on a full or part-time basis, a new letter will be issued to you setting out the terms and conditions for such subsequent secondment or arrangement.

Compensation and Benefits

During your secondment to the SVB Representative Office, you will receive the following compensation:

Base Compensation

Base Salary: Your base salary will be USD 83,333.33 per month and will be administered in accordance with the compensation guidelines for employees in Silicon Valley Bank’s U.S. locations.

Performance-Based Incentive Compensation

Annual Cash Incentive Compensation: Your annual incentive target level is equal to 70% of your annual base salary pursuant to the terms of the Company’s Senior Management Incentive Compensation Plan, as may be amended from time to time.

Equity Compensation: SVB Financial Group does not intend to grant any equity compensation to you for your service in 2011 and 2012. Outstanding equity awards previously granted and held by you will continue to vest pursuant to the terms thereunder.

Long-Term Cash Incentives: Rather than receiving any equity compensation, you will be eligible to receive the following:

•	For the 2011 Year – You will be eligible to earn in 2011 a performance-based long-term cash incentive award of:

•

Up to USD 1,150,000, subject to the Company’s achievement of certain performance conditions (including the measurement of the Company’s total shareholder return against its peers, as determined by the Compensation Committee of the Company’s Board of Directors); and

•	Up to USD 1,150,000, subject to your achievement of certain performance conditions specifically relating to Silicon Valley Bank’s global business objectives.

To the extent earned, your 2011 award will be paid in three annual installments within 75 days following the last day of each of the following calendar years: 2011, 2012 and 2013.

•	For the 2012 Year – You will be eligible to earn in 2012 a performance-based long-term cash incentive award of:

•	Up to USD 1,150,000, subject to the Company’s achievement of certain performance conditions; and

•	Up to USD 1,150,000, subject to your achievement of certain performance conditions specifically relating to Silicon Valley Bank’s global business objectives.

To the extent earned, your 2012 award will be paid in three annual installments within 75 days following the last day of each of the following calendar years: 2012, 2013 and 2014.

Notwithstanding the foregoing, the 2011 and 2012 long-term cash incentives described above will be deemed earned at management’s discretion and are not guaranteed. The awards will also be subject to a separate long-term cash incentive compensation agreement.

Retirement and Other Benefits

Retirement Plans: You will continue to be eligible to participate in the SVB Financial Group 401(k) and Employee Stock Ownership Plan while on secondment. The terms of your participation will be consistent with plan rules and eligibility, as generally applicable to U.S. employees.

Health and Welfare Plans: In accordance with plan rules, you and your covered dependents will continue to be covered by U.S. health and welfare plans that are generally applicable to U.S. employees.

Work and Holiday Schedule: Your work and holiday schedule will be in accordance with the work and holiday schedule of the SVB Representative Office under the laws of Shanghai, China.

Vacation and Leaves: Vacation eligibility and accrual and entitlements to leaves of absence will be determined in accordance with Silicon Valley Bank’s standard policies.

Tax Equalization

Consistent with our other expatriate employees, you will be entitled to certain tax equalization benefits, to the extent applicable. During the period of your secondment, you will pay approximately the same U.S. income (federal, state and local) and social security taxes that you would have paid had you remained in California, U.S. (“Hypothetical Tax”). To accomplish this, an estimated amount of US federal and California income tax will be deducted from your pay each pay period, in lieu of actual federal and state income tax (“Retained Hypothetical Tax”). Actual social security withholding will continue to be withheld. This estimated amount of tax will be based on compensation that can be reasonably anticipated to be received from Silicon Valley Bank during the year, and will be recalculated each year. The income that will be considered for this calculation is limited to Silicon Valley Bank-related income you would have received had you not accepted this secondment to Shanghai, and excludes non-Silicon Valley Bank income such as personal investments and other personal income (“Stay-at-home Income”). After your U.S., California and China income tax returns for the year are finalized your portion of the liability will be recalculated based on the actual Stay-at-home Income received during the year (“Final Hypothetical Tax”). The difference between the Retained Hypothetical Tax and the Final Hypothetical Tax will be an amount owed to you by Silicon Valley Bank or you owe Silicon Valley Bank, depending on the adequacy of the Retained Hypothetical Tax (“Tax Equalization Settlement”). For the avoidance of doubt, you are responsible for any tax arising from personal (non-Silicon Valley Bank) income and will need to pay such taxes on personal income, if any, when the quarterly tax estimates are due and with the filing of your tax returns. Silicon Valley Bank will only fund the payment of U.S. federal and state tax in excess of the Hypothetical Tax as well as foreign income tax payable in China, arising out of your employment with Silicon Valley Bank.

You will be responsible and liable for the submission of your personal tax returns for the U.S., California and China. To assist you in this regard, Silicon Valley Bank will choose and designate a tax return preparer and pay for the preparation of required tax returns and Tax Equalization Settlement calculations for you for all tax years affected by the secondment. You agree to provide information requested by the tax return preparer in a timely manner so that they may prepare and file tax returns within applicable tax return filing deadlines on your behalf.

Without prejudice to the above, you further agree:

•	to authorize Silicon Valley Bank to withhold the Retained Hypothetical Tax from your salary and other earnings on a monthly basis; and

•	that any additional Hypothetical Tax due from you when the Final Hypothetical Tax is computed will be settled by you promptly.

You also agree that Silicon Valley Bank and its affiliates will be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration or from any other monies due from you to Silicon Valley Bank (or to any other affiliate), any amounts owing from you as a result of the application of these tax equalization provisions, whether in respect of Hypothetical Tax withholding, overpayments of tax or otherwise, or any interest and penalties suffered by any Silicon Valley Bank or its affiliates on account of your failure to comply fully with these tax equalization provisions.

You agree that, if any amounts remain owing after termination of employment, or if Silicon Valley Bank or any Silicon Valley Bank affiliate suffers interest or penalties on account of your failure to comply with these tax equalization provisions, and Silicon Valley Bank or its affiliate in question is unable to recover the full amount due by making deductions from your remuneration or from any other monies due to you from Silicon Valley Bank or any Silicon Valley Bank affiliate, you will pay to Silicon Valley Bank and/or any of its affiliate on demand and in full a sum equal to any amounts owing or interest and penalties suffered by Silicon Valley Bank or by any other Silicon Valley Bank affiliate. You agree that this sum will be recoverable as a debt, together with all costs, including legal costs, incurred by Silicon Valley Bank or any Silicon Valley Bank affiliate in recovering the sum. You agree that this obligation will survive the termination of your employment with Silicon Valley Bank or any other Silicon Valley Bank affiliate for any reason.

Any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations will be made no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred.

Other Tax Matters

You will fully comply with all tax laws, rules and regulations relating to the reporting of income on all tax returns.

In connection with your secondment, you are required to:

1.	Maintain adequate personal records of data required for preparation and examination of income tax returns and for the income tax equalization computation, each as they relate to your secondment;

2.	Ensure timely response and cooperation with tax advisors/preparers to ensure all foreign and US tax returns relating to your secondment are filed appropriately and timely;

3.	Cooperate with tax advisors/preparers to take advantage of available tax credits and exclusions relating to your secondment;

4.	Make any secondment-related payment of taxes on personal income or Tax Equalization Settlement in the required amounts and within the required deadlines; and

5.	Fully cooperate with Silicon Valley Bank in resolving any audits, inquiries or disputes relating to your secondment with the tax authorities.

Other Benefits

During the period of your secondment to the SVB Representative Office, you will be eligible to receive certain employee benefits as you will be an expatriate working and living in China. Further details of these expatriate benefits that you are eligible to receive are provided below: (Where indicated below, these benefits are also provided to your accompanying spouse.)

Pre-Secondment Support

To ensure that you are prepared to assume your new role in China, you will be provided with the following pre-secondment support benefits prior to deployment to China:

Physical Examinations and Immunizations: If, as a precondition of secondment and residence in China, you and your spouse are required to undergo physical examinations or inoculations for the secondment, you will be reimbursed for the cost of the physical examinations and inoculations.

Passports, Visas, Residence and Work Permits: Silicon Valley Bank will pay all costs for obtaining any required passports, visas, resident and/or work permits for you and your spouse and any related documents and all associated administrative fees imposed, as may be required in connection with your secondment to the SVB Representative Office and your business activities on behalf of the SVB Representative Office.

Secondment Relocation Benefits

Consistent with our other expatriates, you will receive certain relocation benefits. In connection with your secondment to China, you will be eligible to receive the following one-time relocation payments:

Relocation Expenses: Silicon Valley Bank will reimburse you or pay directly for air travel and incidental travel expenses for you and your spouse to travel to China upon the start of your secondment and from China at the end of your secondment (except as indicated below under “Term and Termination”).

Shipment Expenses: Silicon Valley Bank will reimburse you or pay directly for the cost associated with shipping your personal items and/or household goods to China in connection with the start and also the conclusion of your secondment (except as indicated below under “Term and Termination”).

Relocation Allowance: In recognition of the fact that you are likely to incur certain incidental expenses associated with your relocation to China and back to the U.S., you will be paid a relocation allowance at the time you relocate to China at the commencement of your secondment and another relocation allowance at the time you relocate back to the U.S. upon the termination of your secondment (except as indicated below under “Term and Termination”).

Other Secondment Allowances and Benefits

During your secondment, you will also be eligible for the following secondment allowances and benefits, but only for the duration of the secondment.

Housing Assistance: You will be provided with suitable housing consistent with the local market. Your monthly rent and utilities will be paid by Silicon Valley Bank on your behalf. Standard house upkeep, such as house cleaning, will be at your personal expense.

Transportation: To assist with transportation in China and for security purposes, Silicon Valley Bank will provide you with a car and driver while on secondment in China.

Air Travel: Silicon Valley Bank will pay, or reimburse you in accordance with Silicon Valley Bank’s reimbursement policies, for round-trip airfare for a reasonable number of non-business related trips for you and your spouse during your secondment between the U.S. and China to help you maintain home location ties. Your business-related travel will be paid by Silicon Valley Bank. All such travel will be subject to the approval of Silicon Valley Bank.

Upon the end, or the early termination, of your secondment, all the above related allowances and benefits under this “Other Secondment Allowances and Benefits” section will terminate.

Standard of Conduct

During the period of your secondment, you will comply with the rules and procedures of the SVB Representative Office, in addition to those of Silicon Valley Bank applicable to you despite your secondment abroad.

You are also expected to abide by the laws and regulations of China and the U.S., as applicable. Accordingly, you are required to maintain a standard of conduct that does not bring discredit upon yourself, your supervisors or upon Silicon Valley Bank.

From time to time, we may need to make certain filings or other submissions and may need you to engage, or refrain from engaging (or have you engage, or refrain from engaging) in certain activities as a result of your citizenship, residency and Silicon Valley Bank’s banking permissions in China and the U.S. During and following your secondment, you will cooperate in good faith with us in providing any information required by us or by any governmental authority, in preparing or making such filings, in engaging in (or refraining from engaging in) any activities and otherwise as reasonably required to allow us to meet our business and regulatory objectives.

You are expected to comply with the U.S. Foreign Corrupt Practices Act, and with local law applicable to governmental payments. Except as permitted under the express written policies of Silicon Valley Bank, you will not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, to any foreign political party or candidate for or incumbent in any foreign political office, or to any international public organization, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. Further, it is understood that in accepting this secondment, you agree that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, Silicon Valley Bank, or any of its affiliates.

Term and Termination

This secondment will commence and become effective on June 1, 2011, or as soon as is reasonably practicable thereafter, and is conditional on you obtaining an appropriate working visa to lawfully work in Shanghai, China. This secondment is anticipated to last through December 31, 2012. At its discretion, however, Silicon Valley Bank may terminate this secondment before the expiration of that period in accordance with this letter or extend the secondment as it deems necessary.

Notwithstanding anything in this letter agreement to the contrary, Silicon Valley Bank may terminate this secondment without payment of any termination benefits at any time with or without reason.

Upon the termination of the secondment, Silicon Valley Bank’s intention is that you will return to work for Silicon Valley Bank in a suitable capacity; however, you remain at all times an at-will employee of Silicon Valley Bank and will not have an entitlement or guarantee of any position with Silicon Valley Bank. For the avoidance of doubt, the termination of your employment with Silicon Valley Bank will automatically terminate your secondment under this letter.

Code Section 409A

This letter agreement is to be interpreted, construed and operated to reflect the intent of Silicon Valley Bank that all aspects of this letter agreement will be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, to comply with Section 409A of the Code and any treasury regulations and other guidance thereunder. This letter agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but Silicon Valley Bank will not be under any obligation to make any such amendment. Nothing in this letter agreement will provide a basis for any person to take action against Silicon Valley Bank or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or award made under the letter agreement, and neither Silicon Valley Bank nor any of its affiliates will under any circumstances have any liability to you or your estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this letter agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

Governing Law

This letter agreement will be governed by and construed in accordance with the laws of the State of California. You expressly agree that Chinese law does not apply and waive all claims under Chinese law. Notwithstanding the foregoing, to the extent that you are entitled to rights, benefits or compensation under the laws of both China and your home jurisdiction, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this letter agreement, so that any advantages that may accrue to you under the laws of both jurisdictions may not be combined.

In the event of any dispute in relation to or arising under the terms of this letter agreement or the performance or termination thereof, you agree that any such dispute will be subject to the exclusive jurisdiction of the federal and/or state courts of the State of California, County of Santa Clara.

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Please confirm your agreement to the terms of this secondment by signing and dating the duplicate copy of this letter, in the space provided.

Sincerely yours,

/s/ ALEX W. “PETE” HART
Alex W. “Pete” Hart

Chairman, SVB Financial Group Board of Directors
Member, Silicon Valley Bank Board of Directors
(For and on behalf of SVB Financial Group and Silicon Valley Bank)

ACKNOWLEDGMENT AND AGREEMENT:

I agree to the terms and conditions of my secondment to the SVB Representative Office in accordance with this letter. I understand that nothing contained herein will be considered to be a guarantee of employment for the estimated duration of the secondment.

/s/ KEN WILCOX Ken Wilcox	June 1, 2011 Date